Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Champions Oncology, Inc. on Form S-8 (No. 333-182747 and 333-282896) of our report dated July 23, 2025, on our audits of the consolidated financial statements as of April 30, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 23, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
July 23, 2025